Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

December 10, 2012

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

One StarPoint

Stamford, CT 06902

Re:	Offering of 3.125% Senior Notes due 2023

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 of the Company (Registration No. 333-185268) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) and which became effective on December 5, 2012, including the preliminary prospectus included therein at the time the Registration Statement was declared effective (the “Base Prospectus”), for offering by the Company of $350,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2023 (the “Securities”). The Securities were issued pursuant to an underwriting agreement dated December 5, 2012 (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), and under an indenture dated December 10, 2012 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture dated December 10, 2012 between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K and supplements our opinion, dated December 5, 2012, previously filed as Exhibit 5.1 to the Registration Statement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):

(a) The Registration Statement;

(b) The Base Prospectus;

(c) The preliminary prospectus supplement relating to the Securities used most recently prior to the Time of Sale (as defined in the Underwriting Agreement);

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

December 10, 2012

(d) The issuer free writing prospectus, as defined pursuant to Rule 405 under the Securities Act;

(e) The prospectus supplement specifically relating to the Securities that was first filed pursuant to Rule 424(b) under the Securities Act after the Time of Sale;

(f) Executed copies of the Underwriting Agreement, the Indenture and the documents evidencing the Securities;

(g) The charter of the Company, as amended and restated to date (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(h) The bylaws (the “Bylaws”) of the Company, as amended and restated and in effect on the date hereof, certified by an officer of the Company;

(i) Resolutions adopted by the Board of Directors or committees of Board of Directors of the Company relating to the authorization of the Underwriting Agreement and the authorization and issuance of the Securities;

(j) A good standing certificate for the Company, dated as of a recent date; and

(k) Such other documents of the Company as we have deemed necessary to the rendering of the opinion expressed below.

In examining the Documents and in rendering the opinion set forth below, we have assumed the following: (a) (i) each of the parties to the Documents (other than the Company) has duly authorized and has duly and validly executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory and (ii) the obligations set forth in the Documents of the parties thereto (other than the Company’s) are their legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

December 10, 2012

and all public records reviewed are accurate and complete. As to all factual matters relevant to the opinion set forth below, we have relied upon the representations and warranties made in the Underwriting Agreement and the Indenture, which we assume to be accurate and complete, and on the oral or written statements and representations of officers of the Company, of public officials and our review of the Documents.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Maryland.

2. The Securities have been duly authorized by all necessary corporate action of the Company and have been duly executed by the Company.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(i) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(ii) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland. We note that each of the Underwriting Agreement and the Indenture is to be construed under the laws of the State of New York.

(iii) We express no opinion as to compliance with federal or state securities laws of any jurisdiction, or as to compliance with federal or state laws regarding fraudulent transfers.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K and to the reference of our firm under the heading “Legal Opinions” in the prospectus supplement relating to the Securities. In giving our consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion may not be made available to or relied upon by any other person or entity without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

December 10, 2012

Very truly yours,

/s/ DLA PIPER LLP (US)